Exhibit 99.1

Third Point Reinsurance Ltd. Announces John Berger Contract Extension and Management Changes

HAMILTON, Bermuda, November 6, 2014 /PR Newswire/- Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE: TPRE) announced today that the Board of Directors has extended the employment agreement of John Berger, Chairman, Chief Executive Officer and Chief Underwriting Officer, for another three year term.

The Company also announced several management changes. J. Robert Bredahl, currently the Company’s Chief Financial Officer and Chief Operating Officer, will be promoted to the position of President* and Chief Operating Officer and Christopher Coleman, currently the Company’s Chief Accounting Officer, will succeed Mr. Bredahl as Chief Financial Officer of the Company, both effective November 10, 2014.

In addition, Nicholas Campbell, previously the Company’s Senior Vice President, Underwriting, has been promoted to the position of Chief Risk Officer effective November 5, 2014, succeeding Michael McKnight, who resigned from the positions of Chief Actuary and Chief Risk Officer effective November 5, 2014.

John Berger, Chairman, Chief Executive Officer and Chief Underwriting Officer, commented, “I am extremely pleased to announce the promotions of Rob, Chris, and Nick as their contributions have been critical to the growth of Third Point Re. I look forward to their future successes as we continue to execute our strategy and develop our business.”

Mr. Berger continued, “I would also like to thank Mike for his tireless efforts and help in building Third Point Re from a private business into the successful public company that we are today. Mike has been a valuable part of the Third Point team and I wish him success in his future endeavors.”

Mr. Bredahl is currently the Company’s Chief Financial Officer and Chief Operating Officer and has served in these positions since February 2012. Prior to joining the Company in February 2012, Mr. Bredahl was the Chief Executive Officer of Aon Benfield Securities, Aon’s Investment Banking Group, and the President of the Americas division of Aon Benfield, the premier reinsurance intermediary and capital advisor, from November 2008 to January 2012. Prior to Aon’s acquisition of Benfield in November 2008, Mr. Bredahl held various senior level positions at Benfield and at the time of acquisition was Chief Executive Officer of Benfield U.S. Inc. and of Benfield Advisory.

Mr. Coleman is currently the Company’s Chief Accounting Officer and has been in that position since April 2013. Prior to joining the Company, Mr. Coleman was the Chief Financial Officer of Alterra Bermuda Limited, the principal operating subsidiary of Alterra Capital Holdings Limited (“Alterra”). Prior to Max Capital Group Ltd.’s acquisition of Harbor Point Limited to form Alterra in May 2010, Mr. Coleman was the Senior Vice President, Chief Accounting Officer of Harbor Point Limited. Mr. Coleman joined Harbor Point Limited in March 2006. From 2002 to 2006, Mr. Coleman worked for PricewaterhouseCoopers in Bermuda as a Senior Manager within the audit and advisory practice specializing in clients in the insurance and reinsurance industry. Mr. Coleman is a Certified

Public Accountant and a Chartered Accountant and is a member of the American Institute of Certified Public Accountants and the Institute of Chartered Accounts of Bermuda.

Mr. Campbell previously served as Senior Vice President, Underwriting since December 2013. Prior to joining the company, Mr. Campbell served as the Chief Risk Officer for Endurance Specialty Holdings Ltd. After beginning his career at Towers Perrin in the United Kingdom, Nick returned to Bermuda in 1999 where he has held several actuarial, consulting and underwriting positions, including Vice President and Actuary with Centre Solutions, Senior Vice President and Chief Actuary with ACE Capital Re, and Senior Vice President, Head of Specialty Treaty Reinsurance with Endurance Specialty Insurance Ltd. Mr. Campbell is a Fellow of the Institute of Actuaries and a Member of the American Academy of Actuaries.

*Subject to the approval of the Bermuda Department of Immigration

About the Company

The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiary Third Point Reinsurance Company Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. was incorporated in October 2011 and commenced underwriting business on January 1, 2012 with an "A-"(Excellent) financial strength rating from A.M. Best Company, Inc.

Contacts
Third Point Reinsurance Ltd.
Rob Bredahl
Chief Financial Officer and Chief Operating Officer
investorrelations@thirdpointre.bm